March 30, 2006

Our Ref: C554/AH/DW

China Expert Technology, Inc.
Flat 2703-4, Great Eagle Centre
23 Harbour Road
WANCHAI
HONG KONG

Dir Sirs

We consent to the use in the Form 10-KSB, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 of China Expert Technology, Inc. (a Nevada corporation) (Registrant) for the fiscal year ended December 31, 2005 of our report dated February 22, 2005, except for the restatement discussed in Note 2 to the consolidated financial statements as to which the date is March 10, 2006 with respect to the consolidated financial statements of China Expert Technology, Inc. therein.

PKF
Certified Public Accountants
Hong Kong